Exhibit 99.1

(1) On June 5, 2009, HUGHES Telematics, Inc. (the "Company") granted shares of the Company's common stock to the reporting person under the 2009 Equity and
Incentive Plan (the "Plan") for no additional consideration.  Such shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the reporting person until they vest and become transferable.  All such shares vest and become transferable on June 5, 2012.

(2) Includes 25,706 shares of the Company's common stock held by Jeffrey A.
Leddy Grantor Retained Annuity Trust.

(3) On June 5, 2009, the Company granted an option to purchase shares of the
Company's common stock at the fair market value of such shares as of the date thereof to the reporting person under the Plan for no additional consideration.
The option to purchase the underlying shares vest and become exercisable as follows: (i) the option to purchase 25% of such shares vests and becomes exercisable on June 5, 2011, (ii) the option to purchase 12.5% of such shares vests and becomes exercisable on June 5, 2012, (iii) the option to purchase
12.5% of such shares vests and becomes exercisable on June 5, 2013, (iv) the option to purchase 20% of such shares vests and becomes exercisable if the trading price of the Company's common stock equals or exceeds $20.00 for any 20 trading days within a 30 trading-day period between March 31, 2010 and June 5,
2019, (v) the option to purchase 15% of such shares vests and becomes exercisable if the trading price of the Company's common stock equals or exceeds
$24.50 for any 20 trading days within a 30 trading-day period between March 31,
2011 and June 5, 2019 and (vi) the option to purchase 15% of such shares vests and becomes exercisable if the trading price of the Company's common stock equals or exceeds $30.50 for any 20 trading days within a 30 trading-day period between March 31, 2012 and June 5, 2019.